EXHIBIT 3.3
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                           CERTIFICATE OF DESIGNATIONS

                                       OF

                              SPECIAL VOTING STOCK

                                       OF

                               DELTA HOLDCO CORP.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

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            Delta Holdco Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") acting by written consent on January 30, 2002:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $5.00 per share (the "Preferred Stock") of the Corporation and hereby states the designation and number of shares and fixes the relative rights, preferences, and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

                  Section 1     Authorized Number and Designation. There is
                                ---------------------------------
      hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as "Special Voting Stock" (the "Special Voting Stock"). The number of shares constituting the Special Voting Stock shall be one (the "Special Voting Share").

                  Section 2     Dividends and Distributions. The holder of the
                                ---------------------------
      Special Voting Share shall not be entitled to receive Corporation dividends.

                  Section 3     Voting Rights.
                                -------------

                         (a) The holder of record of the Special Voting Share shall vote together with the holders of the Common Stock, par value $1.60



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            per share, of the Corporation (the "Common Stock"), as a single class on all matters on which the holders of the Common Stock are entitled to vote.

                         (b) As contemplated by that certain Voting and Exchange Trust Agreement to be entered into by the Corporation, 4011686 Canada Inc., a corporation existing under the laws of Canada (together with the continuing corporation from the amalgamation of said corporation, Franco-Nevada Mining Corporation Limited and others, "Acquisitionco"), and Computershare Trust Company of Canada (the "Trustee"), and, as such agreement may be amended, modified or supplemented from time to time (the "Trust Agreement"), a copy of which will be provided to any stockholder of the Corporation without charge upon written request therefor delivered to the Corporation:

                               (i) Without the consent of the holder of the Special Voting Share, during the term of the Trust Agreement, the Corporation shall not, without the consent of the holders at the relevant time of the Exchangeable Shares (as defined in the Trust Agreement) given in accordance with the Provisions Attaching to the Exchangeable Shares (attached as Appendix 1 to Schedule B of the Arrangement Agreement dated as of November 14, 2001 by and between Franco-Nevada Mining Corporation Limited, a corporation incorporated under the laws of Canada and Newmont Mining Corporation, a Delaware corporation, a copy of which will be provided to any stockholder of the Corporation without charge upon written request therefor delivered to the Corporation), issue any shares of its Special Voting Stock in addition to the Special Voting Share;

                               (ii)   The Special Voting Share entitles the
                  holder of record to a number of votes equal to the lesser of:

                         (1) one vote per outstanding Exchangeable Share from time to time not owned by the Corporation and its affiliates, and

                         (2) one vote for every ten votes attaching to the outstanding shares of Common Stock;

                  and for which the Trustee has received voting instructions from the Beneficiaries (as defined in the Trust Agreement).

                  Section 4     Liquidation Preference. Upon any voluntary or
                                ----------------------
      involuntary liquidation, dissolution or winding-up of the Corporation, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $0.001 before any distribution is made on the Common Stock or any other stock



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      ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

                  Section 5     Ranking. The Special Voting Share shall, with
                                -------
      respect to rights on liquidation, winding up and dissolution, rank (i) senior to the Common Stock of the Corporation, (ii) on parity with the other series of Preferred Stock, and (iii) junior to any other class or series of capital stock of the Corporation.

                  Section 6     Redemption. The Special Voting Share shall not
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      be subject to redemption, except that at such time as no Exchangeable
      Shares (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed, out of funds legally available therefor, for an amount equal to $0.001 due and payable upon such redemption. Upon any such redemption of the Special Voting Share by the Corporation, the Special Voting Share shall be cancelled and retired, and from and after the retirement of the Special Voting Share in accordance with Section 243 of the Delaware General Corporation Law the Special Voting Share shall not be reissued.




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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 14th day of February, 2002.



                                          DELTA HOLDCO CORP.



                                          By:  /s/ Britt D. Banks
                                             ---------------------------------
                                          Name:    Britt D. Banks
                                          Title:   Vice President, General
                                                   Counsel and Secretary









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